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                                                                    EXHIBIT 10.3

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement ("Agreement") is made and entered into as of the 1st day of January, 2004, between DIRECTED ELECTRONICS, INC., a California corporation (the "Company"), and JAMES E. MINARIK (the "Executive").

                                    RECITALS

      A. The Company is engaged in the business of designing and marketing consumer car security and convenience systems, under brand names that include Viper(R), Python(R), Sidewinder(R), Hornet(R), Wasp(R), AC Delco(R), Clifford(R) and Avital(R), as well as the marketing of a complete line of car audio speakers and amplifiers, and installation products (collectively, and as may be modified by the Company from time to time, the "Business").

      B. The Company and the Executive are parties to that certain Employment Agreement, dated as of October 24, 2000, as heretofore amended (the "Prior Agreement").

      C. The Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      NOW THEREFORE, in consideration of (i) the Executive's employment with the Company, (ii) the compensation paid to the Executive and the benefits provided to the Executive in connection with such employment, (iii) the Executive's use of the equipment, supplies, facilities and other resources of the Company, and
(iv) the opportunity provided to the Executive by the Company to acquire or use information relating to or based on the Business and to work and develop in the field for which the Executive is employed, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                        INTERPRETATION OF THIS AGREEMENT

      1.1. Defined Terms. As used herein, the following terms when used in this Agreement have the meanings set forth below:

            1.1.1. "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            1.1.2. "Base Salary" shall have the meaning given to it under
Section 2.2 of this Agreement.

            1.1.3. "Base Year" means calendar year 2003.

            1.1.4. "Board" means the Board of Directors of the Company.

            1.1.5. "Cause" means (i) the failure by the Executive to perform the Executive's duties with the Company, as determined by the Board (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which failure to perform is not cured within 60 days after a written demand for substantial performance is delivered to the Executive by the Board,
(ii) the Executive's conviction of a felony involving deceit, fraud or moral turpitude or with respect to which public knowledge thereof could result in a Material Adverse Effect or materially affect the Executive's ability to perform his duties, (iii) the engaging by the Executive in conduct which the Board determines is injurious to the Company, monetarily or otherwise, or which could result in a Material Adverse Effect, (iv) the commission by the Executive of an act or acts involving fraud, embezzlement, misappropriation, theft, breach of

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fiduciary duty or dishonesty against the property or personnel of the Company or any of its Affiliates, (v) the breach by the Executive of any of the terms of this Agreement (other than a breach of the terms of Article 3 of this Agreement), which breach is not cured within 15 days after written demand to cure such breach is delivered to the Executive by the Board, or (vi) a breach of the terms of Article 3 of this Agreement.

            1.1.6. "Change of Control" means (i) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any affiliate of Trivest, Inc.) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities eligible to vote, (ii) the merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities shall not constitute a Change of Control, or (iii) the sale or disposition by the Company of all or substantially all of its assets.

            1.1.7. "Company" shall have the meaning given to it in the first sentence of this Agreement.

            1.1.8. "Company Information" means Confidential Information and Trade Secrets.

            1.1.9. "Confidential Information" means confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to the competitors of the Company. Confidential Information does not include any data or information that (i) has been voluntarily disclosed to the general public by the Company (other than by any act or omission of the Executive without the approval of the Board), or (ii) otherwise enters the public domain through lawful means.

            1.1.10. "Disability" means the Executive's inability to perform his normal duties as a result of incapacity due to physical or mental illness, for any 90 consecutive calendar day period or any 60 business days (whether or not consecutive) during any 365 calendar day period.

            1.1.11. "Employment Period" shall have the meaning given to it in
Section 2.1 hereof.

            1.1.12. "Executive" shall have the meaning given to it in the first sentence of this Agreement.

            1.1.13. "Incentive Compensation" shall have the meaning given to it in Section 2.5 of this Agreement.

            1.1.14. "Initial Public Offering" means the initial public sale of common stock of Parent pursuant to a registration statement which has become effective under the Securities Act of 1933.

            1.1.15. "Liquidity Event" means any one or more of the following events: (a) the sale of all, or substantially all, of the Company's consolidated assets in any single transaction or series of related transactions; (b) the sale, or series of related sales, of common stock of Parent or the Company possessing the ordinary voting power (on a fully-diluted basis) to elect a majority of the board of directors of Parent or the Board, as the case may be, to an independent third party or a group of affiliated independent third parties; (c) the consummation of an Initial Public Offering; or (d) any merger or consolidation of Parent or the Company with or into another corporation or other business entity

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(regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation the holders of Parent's or the Company's, as the case may be, voting securities (on a fully-diluted basis) immediately prior to the merger or consolidation own voting securities of the surviving or resulting corporation or other business entity representing less than a majority of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully-diluted basis).

            1.1.16. "Material Adverse Effect" shall mean a material adverse effect on the business, assets, properties, results of operations, financial condition or prospects of the Company or any of its Affiliates.

            1.1.17. "Non-Solicitation Period" shall mean a period of time equal to (i) the Severance Period, if the Executive is terminated without Cause, or
(ii) a period of 12 months after the Termination Date if the Executive resigns or if the Employment Period terminates for any reason other than termination by the Company without Cause.

            1.1.18. "Notice of Termination" shall have the meaning given to it in Section 2.1 hereof.

            1.1.19. "Parent" means DEI Holdings, Inc. a Florida corporation.

            1.1.20. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

            1.1.21. "Significant Competitor" has the meaning given to it in
Section 3.6 hereof.

            1.1.22. "Significant Customer" has the meaning given to it in
Section 3.6 hereof.

            1.1.23. "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Affiliates.

            1.1.24. "Termination Date" shall have the meaning given to it in
Section 2.1 hereof.

            1.1.25. "Trade Secrets" means information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans, business plans or lists of actual or potential customers or suppliers that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

            1.1.26. "Welfare Plan Benefits" shall have the meaning given to it in Section 2.4 hereof.

      1.2. Interpretation. The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, as the same from time to time may be amended or supplemented and not any particular section, paragraph, subparagraph or clause contained in this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

                                   ARTICLE II
                                   EMPLOYMENT

      2.1. Duration. The Company agrees to continue to employ the Executive and the Executive agrees to be so employed until the first to occur of (i) December 31, 2006, (ii) the date specified in a Notice of Termination given by the Executive in connection with his voluntary resignation (which shall not be less than 60 days from the date such Notice of Termination is given), (iii) the date specified in a Notice

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of Termination stating that the Board has determined that the Executive's employment be terminated for Cause, (iv) the date specified in a Notice of Termination given by the Company stating that the Board has determined that the Executive's employment with the Company is no longer in the best interest of the Company (in which event, the Executive will be entitled to severance pay as described in Section 2.4 below) (termination pursuant to this clause (iv) is sometimes referred to in this Agreement as "termination without Cause"), (v) the date of the Executive's death, or (vii) the date specified in a Notice of Termination given by the Company in connection with a termination of the Executive's employment by reason of his Disability. For purposes of this Agreement, the term "Employment Period" shall mean such period of employment and the term "Termination Date" shall mean the date on which the Employment Period terminates. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 4.1 below, which notice shall indicate the specific termination provision in this Section
2.1 relied upon (a "Notice of Termination").

      2.2. Salary and Benefits. During the Employment Period, the Company will pay the Executive a base salary at the rate of $450,000 per annum or at such higher rate as the Board designates in its sole discretion from time to time ("Base Salary"), payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. Base Salary for each calendar year after calendar 2004 shall be increased by $25,000 over the previous calendar year so long as the Company achieves EBITDAM equal to or greater than the Company's EBITDAM for the prior calendar year (i. in other words, (i) 2005 Base Salary shall be $475,000 if 2004 EBITDAM is at least equal to 2003 EBITDAM, and (ii) 2006 Base Salary shall be increased by $25,000 from 2005 Base Salary if 2005 EBITDAM is at least equal to 2004 EBITDAM). The Base Salary shall also be reviewed, at least annually, for additional merit increases and may, by action and in the discretion of the Board, be increased at any time and from time to time. During the Employment Period, the Executive shall also be entitled to participate in the following programs and receive the following benefits:

            2.2.1. the Executive will be entitled to participate in all medical and hospitalization, group life insurance, retirement and any and all other fringe benefit plans as are from time to time provided by the Company to its executives, subject to the provisions of such plans, including, without limitation, eligibility criteria and contribution requirements, as the same may be in effect from time to time;

            2.2.2. the Executive will be entitled to a maximum of four weeks vacation each year with salary; provided, however, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment of the Chairman of the Board, materially adversely affect the business of the Company;

            2.2.3. the Executive will be entitled to reimbursement for reasonable business expenses incurred by the Executive (subject to submission of appropriate substantiation by the Executive);

            2.2.4. the Executive will be entitled to reimbursement (subject to submission of appropriate substantiation by the Executive) for reasonable expenses incurred in attending trade association meetings and shows for the Executive where such attendance is appropriate for a particular meeting or show);

            2.2.5. the Executive will be entitled to reimbursement (subject to submission of appropriate substantiation by the Executive) for the cost of annual membership dues to one country club, provided, however, that the Executive will not be entitled to reimbursement of annual dues pursuant to this Subsection in an amount in excess of $10,000 annually;

            2.2.6. the Company will, promptly after the end of each calendar year during the Employment Term, make a payment of $12,000 ($15,000 for calendar 2005 and 2006) in deferred salary to the deferred compensation plan previously established for Executive's benefit;

            2.2.7. the Company shall (i) provide the Executive with the use of a car (at a lease cost of no more than $1,250 per month) and related automobile insurance, (ii) reimburse the Executive for

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maintenance and gasoline expenses attributable to such automobile (subject to submission of appropriate substantiation by the Executive), and (iii) upon expiration of Executive's current automobile lease and submission of appropriate substantiation, reimburse Executive for applicable excess mileage charges;

            2.2.8. the Company shall promptly pay to Executive a non-accountable, domicile-related expense allowance of $100,000; and

            2.2.9. the Executive will be entitled to reimbursement (subject to submission of appropriate substantiation by the Executive) for the cost of low-cost lodging in the Vista, California region, to the extent such expenses are reasonable and necessary business expenses.

      2.3. Services. During the Employment Period, the Executive will serve as the President and Chief Executive Officer of the Company and will render such services of an executive and administrative character to the Company as the Board or the Chairman of the Board may from time to time direct. The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of the Company. During the Employment Period, Executive will serve as a member of the Board. Nothing in this Agreement shall prohibit the Executive from engaging in trade association activities, including serving as a board member or committee member to trade associations or, after the first anniversary of the date hereof, serving on the boards of directors of other companies which do not engage in business activities that are competitive with those of the Company, provided that none of such activities materially interfere with the performance of the Executive's duties and responsibilities to the Company under this Agreement.

      2.4. Severance Pay.

            2.4.1. If, as a result of or following a Change of Control, the Executive's employment is terminated without Cause pursuant to Section 2.1(iv), the Company will pay to the Executive all amounts due to the Executive as Base Salary pursuant to Section 2.2 above for a period of 24 months after the Termination Date. If the Executive's employment is terminated without Cause pursuant to Section 2.1(iv) other than as a result of or following a Change of Control, or if, after the third anniversary of the date hereof, the Company and the Executive have not either extended the Employment Period or entered into a new employment agreement, the Company will pay to the Executive all amounts due to the Executive as Base Salary pursuant to Section 2.2 above for a period of 12 months after the Termination Date. Such payments shall be made in installments, and on the payment dates, on which such Base Salary would have been paid if the Employment Period had continued for such applicable period. Upon the making of the last of such payments, except as otherwise provided this Section 2.4, the Company will have no further obligation to the Executive.

            2.4.2. In addition, for so long as the Company is making the payments described in Section 2.4.1 (the "Severance Period"), the Company will
(i) arrange to provide the Executive with benefits substantially similar to those which the Executive was receiving or entitled to receive under the Company's life, disability, accident and group health insurance plans or any similar plans in which the Executive was participating immediately prior to the Termination Date ("Welfare Plan Benefits") at a cost to the Executive which is not substantially greater than the cost to him in effect at the Termination Date; provided, however, that to the extent any such coverage is prohibited by any judicial or legislative authority, the Company shall make alternative arrangements to provide the Executive with Welfare Plan Benefits, including, but not limited to, providing the Executive with a payment in an amount equal to his cost of purchasing the Welfare Plan Benefits, and (ii) if the termination is as a result of or following a Change of Control, continue during the Severance Period to provide Executive with the automobile-related benefits described in
Section 2.2.7 hereof. Benefits otherwise receivable by the Executive pursuant to the preceding sentence shall be reduced to the extent comparable benefits are actually received on the Executive's behalf during the Severance Period, and such benefits actually received by the Executive shall be reported by him to the Company.

      2.5. Incentive Compensation. The Executive shall also be entitled to receive incentive annual compensation of up to 100% of Base Salary, as set forth on Exhibit A hereto (the "Incentive Compensation"). Incentive Compensation shall be calculated as promptly as practicable after the end of

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each calendar year. Executive shall be entitled to 100% of Incentive
Compensation with respect to any calendar year if, as of December 31 of such calendar year, the Employment Period has not terminated. If the Employment Period terminates prior to June 30 of any calendar year, Executive shall not be entitled to any Incentive Compensation in respect of such calendar year. If the Employment Period is terminated without Cause after June 30 of any calendar year, the Executive shall be entitled to a portion of the Incentive Compensation, determined by multiplying the Incentive Compensation to which the Executive would be entitled if he had been employed for an entire calendar year by a fraction, the numerator of which is the number of full months during such calendar year that the Executive was employed by the Company, and the denominator of which is 12.

      2.6. Equity Participation. The Executive has heretofore entered into a Subscription and Shareholders' Agreement with Parent pursuant to which Executive acquired common stock of Parent and a convertible note of Parent. The Executive also entered into an equity participation right agreement with Parent, pursuant to which the Executive acquired a right to equity based compensation upon a Liquidity Event, as described therein.

                                  ARTICLE III
                      PROPERTY AND BUSINESS OF THE COMPANY

      3.1. Nondisclosure. During the Employment Period and during the periods described in the last sentence of this Section 3.1 the Executive (a) will receive and hold all Company Information in trust and in strictest confidence,
(b) will protect the Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, and (c) except as required by the Executive's duties in the course of his employment by the Company or by applicable law, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Board, which may be withheld in the Board's absolute discretion. The provisions of this Section 3.1 shall survive the termination of the Executive's employment (i) for a period of five years with respect to Confidential Information, and (ii) with respect to Trade Secrets, for so long as any such information qualifies as a Trade Secret under applicable law.

      3.2. Books and Records. All books, records, reports, writings, notes, notebooks, computer programs, sketches, drawings, blueprints, prototypes, formulas, photographs, negatives, models, equipment, chemicals, reproductions, proposals, flow sheets, supply contracts, customer lists and other documents and/or things relating in any manner to the business of the Company (including but not limited to any of the same embodying or relating to any Confidential Information or Trade Secrets), whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to and in furtherance of the business of the Company and shall be returned immediately to the Company on the Termination Date or on the Company's request at any time.

      3.3. Inventions and Patents. Subject to the provisions of Sections 2870 through 2872 of the California Labor Code, the Executive agrees that all inventions, innovations or improvements in the Company's method of conducting its business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Company belong to the Company and the Executive hereby assigns all of such contributions, improvements, ideas and discoveries to the Company. The Executive will promptly disclose such inventions, innovations and improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership.

      3.4. Other Businesses. Except as provided in Section 2.3, the Executive shall not, without the express written consent of the Board, during the Employment Period, become engaged in, render services for, or permit his name to be used in connection with, any business other than the business of the Company.

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      3.5. Non-Solicitation of Employees. During the Employment Period and for a
period of time equal to the Non-Solicitation Period, the Executive will not, directly or indirectly, (i) solicit for employment or employ (or attempt to solicit for employment or employ), for himself or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries), any employee of the Company or any Person who was an employee during the one year period preceding the date of such solicitation, employment or attempted solicitation or employment, or (ii) encourage any such employee to leave his or her employment with the Company. To the extent that the covenant provided for in this Section 3.5 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

      3.6. Non-Solicitation of Customers. During the Employment Period and for a period of time equal to the Non-Solicitation Period, the Executive will not, directly or indirectly, (i) solicit sales from any Significant Customer (as defined below) on behalf of any Significant Competitor (as defined below), or
(ii) encourage any Significant Customer to cease its business relationship with the Company. To the extent that the covenant provided for in this Section 3.6 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced. A "Significant Customer" is any customer of the Company or any of its Subsidiaries that during the 12 month period immediately prior to the Termination Date accounted for $1,000,000 or more of revenue to the Company and its Subsidiaries. A "Significant Competitor" is any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Company or any of its Subsidiaries) that designs, manufactures, sells, markets or distributes products or services in the vehicle security or convenience category, but only if annual revenues of such sole proprietorship, partnership, corporation, limited liability company or business or any other Person with respect to any such products or services exceeds $10 million.

                                   ARTICLE IV
                                  MISCELLANEOUS

      4.1. Notices. Any notice, request, demand, claim or other communication hereunder that is required to be made in writing shall be deemed duly given on the second business day after if it is sent by registered or certified mail, return receipt requested, postage prepaid, or, on the next business day after if sent by a reputable overnight courier such as Federal Express, and addressed to the intended recipient as set forth below:

      If to the Executive:

          c/o Directed Electronics, Inc.
          One Viper Way
          Vista, California 92083

          With copies to (which shall not constitute notice to the Executive):

          R. Craig Scott, Esq.
          Executive Law Group
          1 Newport Place, Suite 1000
          Newport, CA 92660
          Facsimile: (949) 222-0113

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      If to the Company:

          c/o Trivest, Inc.
          2665 South Bayshore Drive
          Suite 800
          Miami, Florida 33133
          Attention: Troy Templeton
          Facsimile: (305) 858-1629
          E-mail: ttempleton@trivest.com

          With copies to (which shall not constitute notice to the Company):

          Greenberg Traurig, LLP
          2375 E. Camelback Road
          Suite 700
          Phoenix, Arizona 85016
          Attention: Bruce E. Macdonough
          Facsimile: (602) 445-8618
          E-mail: macdonoughb@gtlaw.com

Either party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      4.2. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Section
4.2 shall be read consistently with Sections 3.5 and 3.6 as the parties intend that such provisions may be modified by a court of competent jurisdiction only to the extent necessary to allow for enforcement thereof.

      4.3. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including the Prior Agreement.

      4.4. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

      4.5. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns (and, in the case of the Executive, heirs and personal representatives), except that Executive may not assign any of his rights or delegate any of his obligations hereunder.

      4.6. Equitable Remedies. The Executive acknowledges and agrees that the Company would not have an adequate remedy at law in the event any of the provisions of Article 3 of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, the Executive agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of
Article 3 of this

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Agreement and to enforce specifically the terms and provisions thereof in any action instituted in any court of competent jurisdiction, in addition to any other remedies which may be available to it.

      4.7. Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state. Subject to the last sentence of this Section 4.7, by execution and delivery of this Agreement, each Party irrevocably submits to the personal and exclusive jurisdiction of any federal or state court of competent jurisdiction located in the County of San Diego, State of California, for himself or herself to enforce this Agreement. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, to the addresses specified for notice in this Agreement, of any process or summons required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court. Nothing in this Agreement shall affect or limit any right to serve process in any other manner permitted by law or shall be construed to prevent the Company from bringing and pursuing, or in any way limit, the right of the Company to bring or pursue, any action arising out of or in connection with Article 3 in any jurisdiction where the Executive is subject to personal jurisdiction and venue is proper.

      4.8. Dispute Resolution. Subject to the last sentence of this Section 4.8, if any dispute arises over the terms of this Agreement between the parties to this Agreement, either Executive or Company may submit the dispute to binding arbitration within 30 days after such dispute arises, to be governed by the evidentiary and procedural rules of the American Arbitration Association (Commercial Arbitration). Executive and Company shall mutually select one arbitrator within 10 days after a dispute is submitted to arbitration. In the event that the parties do not agree on the identity of the arbitrator within such period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator shall hold a hearing on the dispute in San Diego, California within 30 days after having been selected and shall issue a written opinion within 15 days after the hearing. The arbitrator shall also decide on the allocation of the costs of the arbitration to the respective parties, but Executive and Company shall each be responsible for paying the fees of their own legal counsel, if legal counsel is obtained. Either Executive or Company, or both parties, may file the decision of the arbitrator as a final, binding and nonappealable judgment in a court of appropriate jurisdiction. Notwithstanding the foregoing provisions of this Section 4.8 to the contrary, matters in which an equitable remedy or injunctive relief is sought by a party, including but not limited to the remedies referred to in Section 4.6 hereof, shall not be required to be submitted to arbitration, if the party seeking such remedy or relief objects thereto, but shall instead be subject to the provisions of Section 4.7 hereof.

      4.9. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent of the parties hereto. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not be construed or operate as a waiver of any preceding or succeeding breach of the same or any other term or provision or as a waiver of any contemporaneous breach of any other term or provision or as a continuing waiver of the same or any other term or provision.

      4.10. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

      4.11. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

                       SIGNATURES APPEAR ON FOLLOWING PAGE

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                 DIRECTED ELECTRONICS, INC.

                                 By: /s/ Troy D. Templeton
                                     -------------------------------------------
                                     Troy D. Templeton, Chairman of the Board

                                 /s/ James E. Minarik
                                 -----------------------------------------------
                                 James E. Minarik

                                    EXHIBIT A

                     TO DIRECTED ELECTRONICS / JAMES MINARIK
                              EMPLOYMENT AGREEMENT

                             Incentive Compensation

I. PRELIMINARY MATTERS:

-  This Exhibit A sets forth the Incentive Compensation referred to in Section
   2.5 of the Employment Agreement between James Minarik and Directed Electronics, Inc. In order to be eligible for Incentive Compensation in respect of any calendar year, the criteria set forth below under "Measurement Criteria" must be satisfied.

- "EBITDAM" means the Company's Net Income for any period, plus (i) income taxes deducted in determining Net Income for that period, (ii) any interest on indebtedness for borrowed money deducted in determining Net Income for that period, (iii) any charges for depreciation and amortization deducted in determining Net Income for the period, and (iv) any management fees incurred by the Company to Trivest II, Inc. and deducted in determining Net Income for that period. EBITDAM shall be determined by the Board, and such determination shall be final and binding on the Executive.

- "NET INCOME" means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined in accordance with generally accepted accounting principles, consistently applied with past practices.

II. MAXIMUM ANNUAL INCENTIVE COMPENSATION:

-  100% of Base Salary.

MEASUREMENT CRITERIA:

- Attainment of consolidated EBITDAM for any fiscal year in excess of consolidated EBITDAM for the preceding fiscal year. 62.5% of Maximum Annual Incentive Compensation is based on this criterion.

- Reduction of debt (i.e., revolver, term debt and subordinated debt) as of the end of any fiscal year from debt at the beginning of such fiscal year. 18.75% of Maximum Annual Incentive Compensation is based on this criterion.

- Discretionary component as determined by the Company's Chairman in his sole discretion based on his personal, subjective review of Executive's overall performance utilizing the Company's standard executive review format. 18.75% of Maximum Annual Compensation is based on this criterion.

INCENTIVE COMPENSATION CALCULATION:

- The EBITDAM hurdle is outlined on Annex 1. The bonus amount is calculated based on achieving EBITDAM for a fiscal year between 100% and 115% of prior year EBITDAM (110% in the case of Inactive Compensation for fiscal 2004).

- To the extent that EBITDAM for a fiscal year exceeds 115% of prior year EBITDAM (110% in 2004), additional Incentive Compensation may be paid at the discretion of the Board.

- The reduction of debt component of Incentive Compensation is based on achieving net debt (i.e., reduction of debt plus increase/decreased in cash) for a fiscal year between $10.5 million and $15.0 million.

TERMS AND CONDITIONS:

- Executive shall be entitled to 100% of Incentive Compensation with respect to any calendar year if, as of December 31 of such calendar year, the Employment Period has not terminated. If the Employment Period terminates prior to June 30 of any calendar year, Executive shall not be entitled to any Incentive Compensation in respect of such calendar year. If the Employment Period is terminated without Cause after June 30 of any calendar year, the Executive shall be entitled to a portion of the Incentive Compensation, determined by multiplying the Incentive Compensation to which the Executive would be entitled if he had been employed for an entire calendar year by a fraction, the numerator of which is the number of full months during such calendar year that the Executive was employed by the Company, and the denominator of which is 12.

- In the event the Company completes an add-on acquisition, the Board shall re-set EBITDAM and Debt Reduction hurdles accordingly.

                                      A-2